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                                                                    EXHIBIT 12.1



                   PHARMACIA & UPJOHN, INC. AND SUBSIDIARIES
                             COMPUTATION OF RATIOS

                          (Dollar amounts in millions)


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                                                                 For three
                                                               months ended
                                                                 March 31            Year Ended December 31,
                                                               -----------------------------------------------------
                                                                   1999       1998     1997   1996   1995     1994
                                                                   ----       ----     ----   ----   ----     ----
Earnings from continuing operations before income taxes            $316       $1,016   $468   $838   $1,136   $1,271

Less: Equity in undistributed net income (loss) of companies
      owned less than 50%                                             5           58    (32)     5        7        8
                                                               -----------------------------------------------------
                                                                   $311       $  958   $500   $833   $1,129   $1,263
Add: Amortization of previously capitalized interest                  3           12     12     11       10        8

Fixed charges included in the above:
  Interest and amortization of debt expense                          14           49     58     82      121      139

  Rental expense representative of an interest factor                 8           28     38     37       35       35
                                                               -----------------------------------------------------

Earnings from continuing operations before income taxes
  and fixed charges                                                $336       $1,047   $608   $963   $1,295   $1,445
                                                               =====================================================

Interest incurred and amortization of debt expense                 $ 18       $   84   $ 90   $115   $  149   $  164

Rental expense representative of an interest factor                   8           28     38     37       35       35
                                                               -----------------------------------------------------

Total fixed charges                                                $ 26       $  112   $128   $152   $  184   $  199
                                                               =====================================================

Preferred stock dividends                                             4           17     18     18       18       18
                                                               -----------------------------------------------------

Total fixed charges and preferred stock dividends                  $ 30       $  129   $146   $170   $  202   $  217
                                                               =====================================================

Ratio of earnings to fixed charges                                 12.9          9.3    4.8    6.3      7.0      7.2
                                                               =====================================================

Ratio of earnings to combined fixed charges
  and preferred stock dividends                                    11.2          8.1    4.2    5.7      6.4      6.7
                                                               =====================================================
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